Exhibit 99.1

Online Automotive Retailer Vroom Announces Amendment of Floorplan

Commitment from Ally Financial

Amendment Increases Line of Credit to $700 million

NEW YORK – (BUSINESS WIRE)—Dec. 20, 2021-- Vroom, Inc. (Nasdaq:VRM), a leading ecommerce platform for buying and selling used vehicles (the “Company”), today announced an amendment to its inventory financing agreement with Ally Financial Inc. (NYSE: ALLY), a leading digital financial services company, to increase the line of credit to $700 million, up from $450 million previously.

Ally’s extension of additional financing supports Vroom’s continued national growth, which is bringing about enduring change in the used vehicle industry. Ally has provided floor plan financing to Vroom since 2016.

"We’re thrilled to be broadening our financing relationship with Ally, so we can expand our offering of thousands of high quality, affordable vehicles with delivery straight to customers,” said Paul Hennessy, Chief Executive Officer at Vroom. “Car buyers and sellers are turning to ecommerce solutions more than ever, and Vroom is well positioned as we deliver a seamless online experience.”

Since 2012, Vroom has been offering thousands of low-mileage, reconditioned vehicles with delivery directly to consumers through its ecommerce platform. It also arranges financing through leading lenders and offers warranty, insurance and other value-added products that provide convenience for its customers.

About Vroom Inc.:

Vroom is an innovative, end-to-end ecommerce platform designed to offer a better way to buy and a better way to sell used cars. The Company's scalable, data-driven technology brings all phases of the car buying and selling process to consumers wherever they are and offers an extensive selection of used cars, transparent pricing, competitive financing, and at-home pick-up and delivery. Vroom is based in New York and Houston and also operates the Texas Direct Auto and CarStory brands.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements are based on management’s current assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”) and our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC website at www.sec.gov and on our Investor Relations website at ir.vroom.com. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. Vroom undertakes no obligation to update forward-looking statements to reflect future events or circumstances.

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Investor Relations:

Vroom

Allen Miller

investors@vroom.com

Media Contact:

Moxie Communications Group

Alyssa Galella

vroom@moxiegrouppr.com